EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

             [LETTERHEAD OF KARLINS FULLER ARNOLD & KLODOSKY, P.C.]

We consent to the inclusion in this registration statement on Form S-1 of our report dated March 3, 1997, on our audits of the financial statements of United Wellhead Services, Inc., Flare King, Inc., and Hi-Tech Compressor Company, L.C., except for Note L on United Wellhead Services, Inc., Note J on Flare King, Inc. and Note H on Hi-Tech Compressor Company, L.C., as to which to the dates are April 11, 1997 and December 23, 1997. We consent to inclusion in this registration statement of Form S-1 of our report dated December 23, 1997 on our audit of the balance sheet of United Oilfield Services, Inc. We also consent to the reference to our firm under the caption "Experts."

/s/ KARLINS FULLER ARNOLD & KLODOSKY, P.C.
KARLINS FULLER ARNOLD & KLODOSKY, P.C.

The Woodlands, Texas
January 7, 1998